Exhibit 8.1
[Sullivan & Cromwell LLP Letterhead]
July 30, 2010

Total S.A.,
2, place Jean Miller,
La Défense 6,
92400 Courbevoie,
France.

Total Capital,
2, place Jean Miller,
La Défense 6,
92400 Courbevoie,
France.
Dear Ladies and Gentlemen:
     We have acted as French tax counsel to Total S.A. and Total Capital (together, the “Issuers”) in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form F-3, filed by the Issuers under the Securities Act of 1933, of an indeterminate aggregate amount of debt securities (the “Registration Statement”).
     We hereby confirm to you that our opinion is as set forth under the caption “Tax Considerations—French Taxation” in the Prospectus included in the Registration Statement, subject to the limitations contained therein.
     We hereby consent to the use of our name and the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Sullivan & Cromwell LLP